SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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The Sports Authority, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTACTS:

For Gart Sports Company:

Thomas T. Hendrickson	Investor/Press Relations:
Executive Vice President	Chad A. Jacobs
Chief Financial Officer	Integrated Corporate Relations, Inc.
303-863-2293	203-222-9013

For The Sports Authority:

George R. Mihalko
Vice Chairman, Chief Administrative Officer and Chief Financial Officer 954-677-6360

Gart Sports Company and The Sports Authority announce Registration Statement declared effective

Denver, CO and Fort Lauderdale, FL —June 25, 2003—Gart Sports Company (Nasdaq National Market: GRTS) and The Sports Authority, Inc. (NYSE: TSA), announced that the SEC has declared Gart’s registration statement effective on June 25, 2003 relating to the issuance of shares of its common stock in connection with the proposed merger of equals with The Sports Authority. A joint proxy statement/prospectus will be mailed to stockholders of Gart Sports Company and The Sports Authority on or about June 27, 2003. The stockholder meetings for the two companies are scheduled to take place on August 4, 2003.

Gart Sports Company and The Sports Authority stockholders and other investors are urged to read the joint proxy statement/prospectus and other materials that have been and will continue to be filed by Gart Sports Company and The Sports Authority with the SEC. These documents contain important information that should be read carefully before any decision is made with respect to the merger. When documents are filed with the SEC, they will be available for free at the SEC’s website at www.sec.gov. Documents are also available for free from the contact persons listed above.

About Gart Sports Company

Gart Sports Company, headquartered in Denver, Colorado, is the largest full-line sporting goods retailer in the Western United States. The Company was established in 1928 and offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. Gart Sports Company operates 182 stores in 25 states under the Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under a license and e-commerce agreement. The Company trades on the Nasdaq National Market under the symbol GRTS.

About The Sports Authority

The Sports Authority, headquartered in Fort Lauderdale, Florida, is the nation’s largest full-line sporting goods retailer operating 204 stores in 33 states. The Sports Authority’s retail website, www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. Operates 42 “The Sports Authority” stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.

Gart Sports Company, The Sports Authority, and their directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of stockholders in connection with the proposed merger, as well as additional information in respect of both companies, is set forth in the joint proxy statement/prospectus, which has been filed with the SEC. Reference is also made to the companies’ latest annual reports as filed with the SEC, which may be obtained for free in the manner set forth above.

Today’s news release, along with other information about Gart Sports Company and The Sports Authority, is available on the Internet at www.gartsports.com and www.thesportsauthority.com.